SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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GREENSKY, INC.
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April 30, 2019

Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the first Annual Meeting of Stockholders of GreenSky, Inc., which will be held virtually on Thursday, June 6, 2019, commencing at 10:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2019, where you will be able to listen to the meeting live, submit questions and vote online. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please submit your proxy or voting instructions using one of the voting methods described in the accompanying Proxy Statement so that your shares may be represented at the meeting. Submitting your proxy or voting instructions by any of these methods will not affect your right to attend the virtual meeting and to vote your shares at the virtual meeting if you wish to do so.

Sincerely yours,

David Zalik
Chief Executive Officer

GREENSKY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 6, 2019

Notice is hereby given that the Annual Meeting of Stockholders of GreenSky, Inc., a Delaware corporation, will be held virtually on Thursday, June 6, 2019, at 10:00 a.m., Eastern Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2019, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see the instructions beginning on page 2 of the attached Proxy Statement. There will be no physical location for stockholders to attend. Stockholders only may participate by logging in at www.virtualshareholdermeeting.com/GSKY2019. We believe that a virtual Annual Meeting provides greater access to those who want to attend and therefore have chosen this format over an in-person meeting.
At the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals:

1.	To elect two Class I directors for terms expiring at the 2022 Annual Meeting of Stockholders;

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on April 8, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such stockholders is available for inspection by any stockholder during ordinary business hours at our principal place of business at 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342. In addition, the list will be available to any stockholder for examination online during the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/GSKY2019 and enter the 16 digit control number provided on your proxy card or voting instruction form.

We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Eastern Time, on June 6, 2019. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on June 6, 2019.

Whether or not you plan to attend the virtual Annual Meeting, our Board of Directors urges you to read the attached Proxy Statement and submit a proxy or voting instructions for your shares via the internet or by telephone, or complete, date, sign and return your proxy card or voting instruction form in the pre-addressed, postage-paid envelope provided. We encourage you to submit your proxy or voting instructions via the internet, which is convenient, helps reduce the environmental impact of our Annual Meeting and saves us significant postage and processing costs. For instructions on how to submit your proxy or voting instructions, please refer to “General Information—Voting Methods” beginning on page 3 of the attached Proxy Statement.

By Order of the Board of Directors,

Steven Fox
Corporate Secretary
Atlanta, Georgia
April 30, 2019

i

GREENSKY, INC.
5565 Glenridge Connector, Suite 700
Atlanta, Georgia 30342
(678) 264-6105

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 6, 2019

GENERAL INFORMATION
Introduction
We are furnishing this Proxy Statement on behalf of the Board of Directors of GreenSky, Inc., a Delaware corporation, for use at our 2019 Annual Meeting of Stockholders, or at any adjournment or postponement of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually, at 10:00 a.m., Eastern Time, on Thursday, June 6, 2019. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/GSKY2019, where you will be able to listen to the meeting live, submit questions and vote online. If you plan to attend the virtual Annual Meeting, please see “General Information—Attendance at the Virtual Annual Meeting.” There will be no physical location for stockholders to attend. Stockholders only may participate by logging in at www.virtualshareholdermeeting.com/GSKY2019.
As used in this Proxy Statement, the terms “GreenSky,” “we,” “us,” and “our” refer to GreenSky, Inc. The term “Board” refers to GreenSky’s Board of Directors.
This Proxy Statement and the enclosed proxy materials are first being mailed to stockholders on or about May 3, 2019. A copy of the 2018 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 6, 2019:

This Proxy Statement and the 2018 Annual Report to Stockholders are available at www.proxyvote.com.

Voting Rights
We have two classes of common stock: Class A, which has one vote per share, and Class B, which has ten votes per share. The Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law or GreenSky's organizational documents.
The close of business on April 8, 2019, has been fixed as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, we had outstanding 62,077,087 shares of Class A common stock and 119,202,166 shares of Class B common stock. There are no cumulative voting rights in connection with the election of directors.
Quorum
For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals.
Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner
Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting.
If you are not a stockholder of record, please understand that we do not know that you are a stockholder or how many shares you own.
Attendance at the Virtual Annual Meeting
The Annual Meeting will be conducted completely online via the internet. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/GSKY2019. To access the Annual Meeting, you will need the 16 digit control number included on your proxy card or voting instruction form.

We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Eastern Time, on June 6, 2019. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on June 6, 2019.
Stockholders who participate in the virtual Annual Meeting by way of the link above will be considered to have attended the meeting “in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.
By conducting our Annual Meeting completely online via the internet, we eliminate many of the costs associated with a physical meeting. In addition, we believe that a virtual meeting will provide greater access to those stockholders who want to attend and improve our ability to communicate more effectively with our stockholders during the meeting.
Voting Methods
The procedures for voting are as follows:

Stockholder of Record. If you are a stockholder of record, you may vote in person at the virtual Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy via the internet. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote in person, even if you have already voted by proxy. The vote you cast in person will supersede any previous votes that you may have submitted.

•
By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
Via the Internet: To vote through the internet, go to www.proxyvote.com and follow the on‑screen instructions. To be counted, your internet vote must be received by 11:59 p.m., Eastern Time, on June 5, 2019 (for shares of Class A common stock in our 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on June 3, 2019).

•
By Telephone: To vote by telephone, dial toll‑free 1-800-690-6903 using a touch‑tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from your proxy card or voting instruction form. To be counted, your telephone vote must be received by 11:59 p.m., Eastern Time, on June 5, 2019 (for shares of Class A common stock in our 2018 Omnibus Incentive Compensation Plan, the voting deadline is 11:59 p.m., Eastern Time, on June 3, 2019).

•	In Person: To vote in person, attend and vote at the virtual Annual Meeting.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, trustee, or other nominee, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted. To vote in person at the virtual Annual Meeting, you must obtain a valid proxy from your broker, trustee or other nominee. Follow the instructions included with these proxy materials, or contact your broker, trustee or other nominee to request a proxy form.

Voting Requirements
At the Annual Meeting, stockholders will consider and act upon (1) the election of two Class I directors for terms expiring at the 2022 Annual Meeting of Stockholders, and (2) such other business as may properly come before the Annual Meeting.
With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Governance and Nominating Committee of the Board, and all nominees are current directors. The election of directors requires a plurality of the votes cast, and the two nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.
Treatment of Voting Instructions
If you provide specific voting instructions, then your shares will be voted as instructed.
If you hold shares as the stockholder of record and submit a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board. Our Board recommends voting “FOR ALL NOMINEES” listed in Proposal One and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.
You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.
The persons identified as having the authority to vote the proxies also will have discretionary authority to vote, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons identified as having the authority to vote the proxies will vote on such matter in their own discretion.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a later proxy via the internet or by telephone, (iii) properly submitting a duly executed proxy bearing a later date, or (iv) voting your shares at the virtual Annual Meeting.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, then you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.
Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy.
Costs of Proxy Solicitation
GreenSky will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of GreenSky, in person or by telephone, e-mail or facsimile transmission. Our officers, directors and employees will receive no additional compensation for any such solicitations. GreenSky also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting by proxy will help to avoid additional expense.
Emerging Growth Company Status
We are an “emerging growth company” under applicable federal securities laws and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2023; (iii) the date on which we have issued more than $1.07 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Our Board is divided into three classes, each serving staggered, three-year terms:

•	our Class I directors are Gregg Freishtat, Nigel Morris and David Zalik, and their current terms expire at this year’s Annual Meeting;

•	our Class II directors are Joel Babbit, Arthur Bacci and Robert Sheft, and their current terms expire at the 2020 Annual Meeting of Stockholders; and

•	our Class III directors are Gerald Benjamin and John Flynn, and their current terms expire at the 2021 Annual Meeting of Stockholders.
Action will be taken at the Annual Meeting for the election of two Class I directors. Mr. Freishtat and Mr. Zalik, the nominees listed below, are currently directors of the company. The term of Nigel Morris expires at this year’s Annual Meeting, and he has decided not to stand for re-election. Each director elected at the Annual Meeting will serve until the 2022 Annual Meeting or until his successor is elected and qualified. Proxies can be voted for only two nominees.
The Board has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of some other person or persons for any one or more of the nominees, then the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.
TPG Capital, L.P. (“TPG”) is entitled to designate a director to the Board for three years following our initial public offering (“IPO”), which closed in May 2018, and has designated John Flynn to serve on our Board.
The name, age as of the record date, principal occupation for the last five years, selected biographical information and period of service as a director of GreenSky of the nominees for election as directors and for the continuing directors are set forth below.
Class I Nominees for Election for Terms Expiring at the 2022 Annual Meeting of Stockholders
Gregg Freishtat, age 52, has served as a member of our Board since 2014. In January 2018, Mr. Freishtat co-founded Solar Inventions LLC and has served as its Chief Commercial Officer since that time. From January 2014 to the founding of Solar Inventions, he served as Co-Founder and Chief Executive Officer of SalesWise, Inc. Prior to that, he was the Senior Vice President of Strategic Alliances at Outbrain Inc. Mr. Freishtat is a technology executive with over 20 years of experience leading innovative and transformative companies. He has founded four venture-backed start-ups, all of which had successful exits. Deeply rooted in venture capital and management of internet technology companies, he has led several companies through acquisition and has been involved in developing disruptive technologies in convergence of telecommunications/internet, personal finance/online banking, web-based analytics and digital media/online marketing and relationship intelligence. Mr. Freishtat received an undergraduate degree from Boston University and his J.D. from the University of Maryland Law School. Mr. Freishtat’s extensive experience with disruptive technologies and rapidly growing ventures qualify him to serve as a member of our Board.

David Zalik, age 45, has served as our Chief Executive Officer since co-founding GreenSky in 2006. Prior to co-founding the Company, Mr. Zalik founded MicroTech Information Systems, a computer hardware assembly company, and sold the business in 1996. Mr. Zalik also founded Outweb, a web and mobile-development consulting firm, and formerly was a director of RockBridge Commercial Bank. Mr. Zalik was the recipient of the 2016 Ernst & Young National Financial Services Entrepreneur of the Year Award. We believe Mr. Zalik is qualified to serve in his current capacity as Chief Executive Officer and a director because of his substantial operating, product strategy and industry expertise gained from his previous background as well as his current role as CEO of GreenSky.

Class II Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

Joel Babbit, age 65, has served as a member of our Board since 2015. Mr. Babbit is the Co-Founder and Chief Executive Officer of Narrative Content Group, LLC, one of the leading resources for the production and distribution of digital content. Prior to launching Narrative Content Group in 2009, Mr. Babbit spent more than 20 years in the advertising and public relations industry, creating two of the largest advertising agencies in the Southeastern U.S.-Babbit and Reiman (acquired by London-based GGT) and 360 (acquired by WPP Group’s Grey Global Group). Following the acquisition of 360 in 2002, he served as President and Chief Creative Officer of the resulting entity, Grey Atlanta, until 2009. He also previously served as President of WPP Group’s GCI Group Inc., a public relations firm, and as Executive Vice President and General Manager for the New York office of advertising agency Chiat/Day Inc. Following his hometown of Atlanta being awarded the 1996 Summer Olympics, and at the request of Mayor Maynard Jackson, Mr. Babbit took a leave of absence from the private sector to serve as Chief Marketing and Communications Officer for the City of Atlanta and as a member of the Mayor’s cabinet. Mr. Babbit has served on the Board of Directors of Primerica, Inc. (NYSE: PRI) since 2011. He received an A.B.J. degree from The University of Georgia. Mr. Babbit’s experience of over 35 years in both traditional and digital marketing, branding and corporate communications, together with his social media and entrepreneurial experience, qualify him to serve as a member of our Board.

Arthur Bacci, age 60, has served as a member of our Board since April 2019. Mr. Bacci has held the position of Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation (Nasdaq: WSFS), a savings and loan holding company, since April 2018. Prior to joining WSFS, Mr. Bacci was a Vice President at Principal Financial Group, a diversified global investment management firm, where he ultimately served as Head of Principal’s Hong Kong business from 2013 to 2018. He joined Principal in 2002 as Chief Financial Officer of Principal Trust Company (in Delaware). He subsequently was named Chief Executive Officer and President of the trust company and Principal Bank. Mr. Bacci received his undergraduate degree in Finance from San Jose State University and an MBA from Santa Clara University. He also has participated in leadership and management programs at the University of Pennsylvania’s Wharton School. Mr. Bacci’s extensive experience in the financial services industry qualifies him to serve as a member of our Board.

Robert Sheft, age 58, has served as a member of our Board since 2014. Mr. Sheft is the Chairman and CEO of Installation Made Easy, Inc. (“IME”), which he acquired in partnership with Roark Capital Group in August 2012. IME develops and coordinates home improvement programs marketed through retailers on a nationwide basis. Mr. Sheft is also a Senior Advisor to Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to acquiring IME, Mr. Sheft was the founder, President and CEO of Simply Floored, a residential flooring company that was acquired by IME. Prior to founding Simply Floored, Mr. Sheft was the founder, President and CEO of RMA Home Services, Inc., which was acquired by The Home Depot in December 2003 to create a platform for its installed home improvement division. Prior to founding RMA, Mr. Sheft spent five years as a Managing Director in charge of merchant Banking at First Southwest. Mr. Sheft began his career as an attorney in the mergers and acquisitions practice of Skadden, Arps, Slate, Meagher & Flom. From May 2011 to February 2019, he served on the Board of Directors of StarTek, Inc. (NYSE: SRT). Mr. Sheft received a B.S. from the University of Pennsylvania’s Wharton School and a J.D. from Columbia Law School. Mr. Sheft’s extensive home improvement contractor experience qualifies him to serve as a member of our Board.

Class III Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

Gerald Benjamin, age 61, has served as our Vice Chairman since 2014 and as our Chief Administrative Officer since February 2018. Prior to joining the Company, Mr. Benjamin served as the Managing Partner of Atlanta Equity Investors, a middle market private equity firm; Head of Investment Banking at Navigant Capital Advisors; Senior Managing Director at Casas, Benjamin & White LLC, a national restructuring and mergers and acquisitions advisory firm; and CEO of Premier Healthcare, Inc., a health care services venture development and management company. Mr. Benjamin is a CPA and received a Bachelor of Science degree in accounting from the University of Kentucky, where he was named a Coopers & Lybrand Scholar.
Mr. Benjamin's 35 years of operating, investment banking, corporate finance advisory, principal investing, and restructuring experience qualify him to serve as a member of our Board.

John Flynn, age 35, has served as a member of our Board since April 2018. Mr. Flynn is a Principal at TPG, where he is a member of the Internet, Digital Media & Communications group and the Technology group. Mr. Flynn serves on the board of directors of multiple private companies in the technology, digital media and communications industries. Prior to joining TPG in 2015, Mr. Flynn was a Principal at Silver Lake Partners, a private equity firm, where he managed investments in numerous technology, communications, digital media, and internet commerce companies. Mr. Flynn also serves on the board of directors of the San Francisco Zoo and Friends of the Urban Forest, a non-profit organization. Mr. Flynn graduated with honors with a degree in finance and accounting from the Wharton School and a degree in systems engineering from the School of Engineering and Applied Sciences at the University of

Pennsylvania. Mr. Flynn’s substantial experience in overseeing technology investments for multiple investment firms qualifies him to serve as a member of our Board.

The Board recommends a vote “FOR ALL NOMINEES”
listed in Proposal One for election to serve a three-year term on the Board.

EXECUTIVE OFFICERS OF GREENSKY

Our executive officers are elected annually and serve at the pleasure of the Board. The following sets forth the name, age as of the record date, position(s) with GreenSky and selected biographical information for our executive officers. The biographies of Messrs. Benjamin and Zalik are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
Gerald Benjamin	61	Chief Administrative Officer, Director and Vice Chairman
Chris Forshay	40	President, GreenSky Home Improvement
Steven Fox	72	Executive Vice President and Chief Legal Officer
Kevin Goldstein	56	Chief Credit Officer
Ritesh Gupta	44	Executive Vice President, Operations
Tim Kaliban	53	President and Chief Risk Officer
Dennis Kelly	61	President, GreenSky Patient Solutions
Alan Mustacchi	58	Executive Vice President, Capital Markets
Robert Partlow	52	Executive Vice President and Chief Financial Officer
Lois Rickard	66	Chief Human Resources Officer
David Zalik	45	Chief Executive Officer, Director and Chairman of the Board

Chris Forshay served as our Executive Vice President of Sales from 2016 to 2017, as Executive Vice President of Sales & Marketing from 2017 until February 2018, and as President of GreenSky Home Improvement since that time, having joined GreenSky in 2016 as our Executive Vice President of Sales. Prior to joining GreenSky, Mr. Forshay built sales for Reach150, a leader in referral management. Prior to his role at Reach150, Mr. Forshay spent the first 15 years of his career at Dell and Lenovo, where he led multi-billion dollar organizations across the technology stack and was responsible for post-merger integration efforts for key acquisitions. Mr. Forshay is a graduate of the University of Virginia earning his B.A. in Economics and Government and his MBA from the Darden School of Business.

Steven Fox has served as our Chief Legal Officer since 2016. Prior to joining GreenSky, Mr. Fox was a senior partner at Rogers & Hardin LLP, where he counseled publicly and privately held businesses, boards of directors and board committees, private equity funds and financial advisors in connection with mergers and acquisitions, capital markets transactions, corporate governance and a wide range of commercial and corporate matters. Mr. Fox graduated from the University of North Carolina at Chapel Hill with a B.A. in Economics and earned his J.D. from the University of Michigan Law School.

Kevin Goldstein has served as our Chief Credit Officer since August 2018. Prior to joining the Company, Mr. Goldstein led global credit business development and was the leader for the North American Credit Business at PayPal, a leading technology platform company enabling digital and mobile payments on behalf of consumers and merchants. Previously, he spent over a decade at Capital One, managing the bank’s credit card portfolios and performing multiple roles in credit risk management including the Chief Credit Officer for the U.S. card portfolio and later, the international and bank consumer portfolios. Before joining Capital One, Mr. Goldstein was President of Universal Card Services, a unit of Citigroup, and led card services at Wells Fargo. He has also held credit risk roles at First Chicago, GE Capital, Chase and Citibank. Mr. Goldstein received a B.S. in business administration from the University of Nebraska-Lincoln and studied marketing and finance at Columbia University.

Ritesh Gupta has served as Executive Vice President, Operations of the Company since October 2018. Prior to joining GreenSky, Mr. Gupta was the Chief Operating Officer at CAN Capital, a FinTech company in small business lending, where he led operations and technology development functions with responsibilities that included sales operations, credit underwriting operations, customer servicing, collections, product management and technology re-platforming strategy. Previously, Mr. Gupta served as Vice President of Operations for Capital One Bank, holding several leadership roles in credit card operations, technology, partnerships and procurement. Mr. Gupta also led manufacturing operations at ITC Ltd., one of India’s foremost multi-business enterprises. Mr. Gupta received his undergraduate degree in mechanical engineering from Indian Institute of Technology (I.I.T.), Kanpur, India and his MBA from Indian Institute of Management (I.I.M.), Ahmedabad, India.

Tim Kaliban has served as our President and Chief Risk Officer since 2012. Prior to joining the Company, Mr. Kaliban served as the Chief Operating Officer and Executive Vice President of Risk and Portfolio Management for TCM Bank, a leading provider of consumer and business credit card services to over 600 banks nationwide. Previously, Mr. Kaliban also directed product management and delivery for the card services division of Fidelity National Information Services, Inc., an international financial services and payments processor. Prior thereto, he headed the card services unit of BankNorth, managing credit card, debit card, merchant, ATM and agent bank services. Mr. Kaliban received a B.A. from Middlebury College and an MBA from Tulane University.

Dennis Kelly has served as President of GreenSky Patient Solutions since 2016. Prior to joining the Company, Mr. Kelly served as the CEO of CarePoint Health, a New Jersey based multi-hospital integrated delivery system. Prior to joining CarePoint Health, Mr. Kelly served as CEO of New Hope Bariatrics, Inc., a specialty ambulatory surgery center company that Mr. Kelly co-founded in 2005. Prior to co-founding New Hope Bariatrics, Inc., Mr. Kelly served as the Chief Operating Officer of MedCath Inc., a leading national cardiovascular hospital company, following a 15-year career as a sales executive with Siemens Medical Systems, where he ultimately led government and key accounts sales nationally. Mr. Kelly received his RT.R. from the University of Utah and his Bachelor of Science degree from Westminster College in Salt Lake City, UT.

Alan Mustacchi has served as our Executive Vice President, Capital Markets since 2014. Prior to joining GreenSky, Mr. Mustacchi served as a Managing Director with Dresner Partners, a boutique mergers & acquisition advisory firm and as a Managing Director and Head of Specialty Retail & Consumer Products Investment Banking with Navigant Capital Advisors. Prior to joining Navigant, Mr. Mustacchi served as a Managing Director and Team Leader in the Merchant Banking Group at BNP Paribas; Vice President and Head of Underwriting at Bank of New York Commercial Corporation; a Senior Examiner in the Audit Group at Bankers Trust; and a Senior Accountant with Koenigsberg Wolf & Co., LLC. Mr. Mustacchi received a B.S. degree in Accounting and Economics from New York University’s College of Business and Public Administration and an MBA from New York University’s Stern School of Business.

Robert Partlow has served as our Executive Vice President and Chief Financial Officer since 2014. Prior to joining the Company, Mr. Partlow served as Chief Financial Officer and Executive Vice President for Seneca Mortgage Investment LLP, an investor and servicer in residential mortgage servicing. Previously, Mr. Partlow was a Senior Vice President at SunTrust, responsible for managing SunTrust’s mortgage loan portfolio and mortgage servicing rights portfolio. Prior to that, Mr. Partlow was the CFO for Fieldstone Investment Corporation, a NYSE traded real estate investment trust (“REIT”) that originated and invested in residential mortgages, where he established the REIT’s securitization program and led the company’s initial public offering. Prior thereto, Mr. Partlow was CFO For Saxon Capital, Inc., Senior Tax Accountant with KPMG and a Senior Assistant Bank Examiner with the Federal Reserve Bank of Richmond. Mr. Partlow received a B.S. in Business Administration from the University of Richmond and a M.S. in Accountancy from the University of Virginia.

Lois Rickard has served as our Chief Human Resources Officer since 2017, having joined GreenSky as our Executive Vice President of Human Resources in 2015. Ms. Rickard has over 30 years of experience in human resource management, including the design and implementation of programs for talent acquisition, employee development and employee training. Prior to joining the Company, Ms. Rickard managed HR operations for Streamline Health, where she led her team in building a strong culture following a series of acquisitions that changed the size and scope of the original company by aligning the processes, policies and offerings for the business’s future state. Previously, Ms. Rickard served as Chief Talent Officer at Press Ganey, where she managed a large human resources team, focusing on merger and acquisition diligence and integration, as well as the growth and development of the organization. Prior thereto, Ms. Rickard served as Vice President HR at WebMD, where she managed a human resources team that helped shepherd the company through rapid growth during the dot.com era, including the diligence and assimilation of 26 acquisitions. She also was part of the executive team that took the online division of WebMD public in 2005. Ms. Rickard received a B.A. from Albion College and her Master’s Degree from the University of Michigan.

CORPORATE GOVERNANCE

We have established corporate governance practices designed to serve the best interests of GreenSky and our stockholders. We are in compliance with the current corporate governance requirements imposed by the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our current Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters for the standing committees of the Board are available on our investor website at investors.greensky.com under the heading “Corporate Governance.”

Set forth below is information regarding the meetings of the Board during 2018, a description of the Board’s standing committees and additional information about our corporate governance policies and procedures.

Committees and Meetings of the Board

Board Composition. The size of our Board is currently fixed at eight directors. The current members of the Board are Joel Babbit, Arthur Bacci, Gerald Benjamin, John Flynn, Gregg Freishtat, Nigel Morris, Robert Sheft and David Zalik. The term of Nigel Morris expires at this year’s Annual Meeting, and he has decided not to stand for re-election. At the conclusion of the Annual Meeting, the size of the Board will become fixed at seven directors. The Board has determined that the following directors are independent in accordance with the Nasdaq and SEC rules governing director independence: Joel Babbit, Arthur Bacci, John Flynn, Gregg Freishtat and Robert Sheft.

Meetings of the Board. Our Corporate Governance Guidelines provide that directors should be prepared for and attend Board meetings and actively participate in Board discussions. During fiscal year 2018, the Board met three times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served.

Board Committees. In connection with the closing of our IPO, our Board established three standing committees: the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of these committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board has determined that each director serving on the Audit, Compensation, and Governance and Nominating committees is an independent director.

Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our investor website at investors.greensky.com under the heading “Corporate Governance.” Under the charter, the committee’s principal responsibilities include oversight of the effectiveness of our accounting, auditing and financial reporting processes; the integrity of our financial statements; the effectiveness of our internal controls, policies and procedures for managing and assessing risk and promoting compliance with accounting standards and applicable legal and regulatory requirements; and the appointment, compensation and evaluation of the qualifications and independence of our independent registered accounting firm.

The Audit Committee met three times during 2018. The current members of the Audit Committee are John Flynn (Chairman), Arthur Bacci and Robert Sheft. Upon the closing of our IPO, John Flynn and Gregg Freishtat were appointed to the Audit Committee. Gerald Benjamin joined the Audit Committee in July 2018. In April 2019, the Board appointed Messrs. Bacci and Sheft to serve on the Audit Committee in the seats previously held by Messrs. Benjamin and Freishtat. The Board has determined that Mr. Flynn is an “audit committee financial expert,” as that term is defined in SEC rules.

Governance and Nominating Committee. The Governance and Nominating Committee assists the Board in identifying qualified director candidates, developing and monitoring our corporate governance policies and overseeing the evaluation of the Board. The Governance and Nominating Committee operates under a written charter, a copy of which is available on our investor website at investors.greensky.com under the heading “Corporate Governance.” Under the charter, the committee’s principal responsibilities include identifying individuals qualified to become members of the Board and recommending candidates for election as directors; reviewing and reassessing GreenSky’s corporate governance policies and practices; overseeing performance reviews of the Board as a whole, its committees and the individual directors; and overseeing succession planning for GreenSky’s executive officers.

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee shall work with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity. The Governance and Nominating Committee and the Board evaluate each director in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgement using its diversity of background and experience in the various areas. Each director is expected to be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and GreenSky and other qualifications and characteristics set forth in the committee’s charter. For more information, see “—Corporate Governance Policies—Policy for Consideration of Director Candidates Recommended by Stockholders.”

The Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board as a whole. The committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. The Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a Board that best serves the needs of the company and the interests of its stockholders.

The Governance and Nominating Committee met one time during 2018. The current members of the Governance and Nominating Committee are Joel Babbit (Chairman), Gregg Freishtat and Robert Sheft. Upon the closing of our IPO, John Flynn and Gregg Freishtat were appointed to the Governance and Nominating Committee. Robert Sheft joined the Governance and Nominating Committee in July 2018. In April 2019, the Board appointed Mr. Babbit to serve on the Governance and Nominating Committee in the seat previously held by Mr. Flynn.

Compensation Committee. The Compensation Committee has the primary authority to determine our compensation philosophy, establish compensation for our executive officers and make recommendations regarding director compensation to the Board. The Compensation Committee operates under a written charter, a copy of which is available on our investor website at investors.greensky.com under the heading “Corporate Governance.” Under the charter, the committee’s principal responsibilities include establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for executive officers, employees and directors; conducting an annual review of our Chief Executive Officer and other executive officers and determining their compensation; evaluating director compensation and making recommendations to the Board regarding director compensation; administering our employee benefit plans, including equity-based plans; and evaluating how our compensation philosophy, policies and practices relate to GreenSky’s risk management processes and procedures and whether risk-taking incentives are consistent with GreenSky’s overall risk profile.
The Compensation Committee met two times during 2018. The current members of the Compensation Committee are Gregg Freishtat (Chairman), John Flynn and Joel Babbit. Messrs. Flynn and Freishtat have served on the Compensation Committee since the closing of our IPO. Mr. Babbit joined the Compensation Committee in July 2018. For more information on the Compensation Committee, see “—Corporate Governance Policies—Consideration and Determination of Executive and Director Compensation.”
Corporate Governance Policies
In addition to corporate governance matters described throughout this Proxy Statement, some additional information about our corporate governance policies and procedures is set forth below:
Code of Ethics. Our Code of Business Conduct and Ethics, which we refer to as the “Code of Ethics,” applies to all of our directors, officers, employees and independent contractors. The Code of Ethics is available on our investor website at investors.greensky.com under the heading “Corporate Governance.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, on our website within four business days following such amendment or waiver.
Corporate Governance Guidelines. Our Board adopted the GreenSky, Inc. Corporate Governance Guidelines, which give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Corporate Governance Guidelines reflect the Board of Director’s commitment to effective corporate governance of GreenSky, with a view to enhancing long-term stockholder value. Topics addressed in the Corporate Governance Guidelines include:

•	Independence of the Board;

•	Director qualifications;

•	Committees of the Board;

•	Limitation on other board service;

•	Director conflicts of interest;

•	Board access to management and independent auditors;

•	Director orientation and continuing education;

•	Annual Review of the Chief Executive Officer; and

•	Succession planning for the executive officers.

A copy of the Corporate Governance Guidelines is available on our investor website at investors.greensky.com under the heading “Corporate Governance.”

Stock Ownership Guidelines. In September 2018, our Board adopted the GreenSky, Inc. Stock Ownership Guidelines because it believes that the Company’s executive officers and directors should own and hold shares of the Company’s Class A common stock or Class B common stock to further align their interests with the long-term interests of the Company’s stockholders and further promote the Company’s commitment to sound corporate governance. Each executive officer and director is required to hold the number of shares of the Company’s Class A common stock or Class B common stock valued at a multiple of such person’s annual base salary or annual cash retainer, as the case may be, in the amounts listed below:

Position	Individual Guideline Level
Chief Executive Officer	6x annual base salary
Other Executive Officers	3x annual base salary
Directors	5x annual cash retainer

Each executive officer and director has five years from becoming an executive officer or director, as the case may be, to accumulate sufficient equity and achieve the ownership required by the Stock Ownership Guidelines. As of the record date, all of the Company’s executive officers and directors own the requisite amount of the Company’s Class A common stock or Class B common stock to meet the requirements of the Stock Ownership Guidelines.

Risk Management. GreenSky’s management is responsible for day-to-day risk management of the company, subject to oversight by the Board and its committees with regard to the major risks inherent in our business, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity risks, and the efforts of management to address and mitigate such risks.
The Board receives regular reports concerning our enterprise risk management program from the Audit Committee, which meets periodically with our internal and independent auditors, with our Chief Legal Officer and Chief Compliance Officer and with management.  In addition to receiving regular reports from the Audit Committee related to our enterprise risk management program, the Board also reviews information regarding other risks through regular reports of its other committees, including information regarding compensation related risk from the Compensation Committee and governance related risk from the Governance and Nominating Committee.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks that we face.
Executive Sessions of Independent Directors. Our Corporate Governance Guidelines provide that the independent directors shall meet in executive session on a periodic basis but no less than twice per year. At executive sessions, our independent directors meet without management or any non-independent directors present. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Consideration and Determination of Executive and Director Compensation. The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. In addition, the Compensation Committee has engaged an independent compensation consultant to advise regarding the status of GreenSky’s executive officer compensation in relation to comparable companies.

Management plays a significant role in the executive compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;

•	preparing information for Compensation Committee meetings;

•	establishing business performance targets and objectives;

•	providing background information regarding GreenSky’s strategic objectives; and

•	recommending salary levels and equity awards.
From time to time, the Compensation Committee invites members of management, including David Zalik, Gerald Benjamin, Robert Partlow, Lois Rickard and Steven Fox, to attend all or a portion of its meetings. Typically, Mr. Zalik and Mr. Benjamin review the performance of senior management and make recommendations on compensation levels, Mr. Partlow provides financial information related to those recommendations, Ms. Rickard advises the committee on employee performance and market data, and Mr. Fox advises the committee on legal matters and prepares documents for the committee’s consideration. In addition, these officers answer questions posed by the committee. Also, the Board has delegated authority to GreenSky’s Chief Executive Officer to grant equity awards to employees other than executive officers, subject to certain parameters.

Under our Corporate Governance Guidelines, the compensation of independent directors is determined by the Board upon recommendation of the Compensation Committee. The guidelines further provide that, once a year, senior management of the company or a compensation consultant report to the Compensation Committee regarding the status of GreenSky’s director compensation in relation to comparable companies. The Compensation Committee has engaged an independent compensation consultant to provide such services.

Restrictions on Hedging and Pledging Arrangements by All Directors and Employees. The Board believes that it is undesirable for GreenSky’s directors, officers, employees and independent contractors to engage in hedging or pledging transactions that lock in the value of holdings in the equity securities of GreenSky or its affiliates, including our Class A common stock, as such transactions allow the insiders to own GreenSky’s equity securities without the full risks and rewards of ownership and potentially separate the insiders’ interests from the public stockholders.

The Board has therefore adopted an anti-hedging and anti-pledging policy. Directors, officers, employees and independent contractors of GreenSky and its affiliates are generally prohibited from: (i) selling GreenSky’s securities short, (ii) holding GreenSky’s securities in a margin account or pledging GreenSky’s securities as collateral for a loan, (iii) entering into hedging, monetization transactions or similar arrangements, including forward sale or purchase contracts, equity swaps, collars or exchange funds, with respect to GreenSky’s securities and (iv) engaging in transactions in puts, calls or other derivative instruments that relate to or involve GreenSky’s securities.

Risk Management related to Compensation Policies and Practices. We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on GreenSky. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals. For example, while our Annual Incentive Plan measures performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. Furthermore, our Stock Ownership Guidelines serve to further discourage excessive and unnecessary risk-taking. Under its Charter, our Compensation Committee has authority to consider and evaluate how GreenSky’s compensation philosophy, policies and practices relate to GreenSky’s risk management processes and procedures and whether risk-taking incentives are consistent with GreenSky’s overall risk profile.

Committee Authority to Retain Independent Advisors. The Charter of each of the Audit Committee, the Governance and Nominating Committee and the Compensation Committee provides that the committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by GreenSky.

Board Leadership Structure. David Zalik has served in the combined roles of Chairman and Chief Executive Officer since our IPO in May 2018. Mr. Zalik’s combined service as Chairman and Chief Executive Officer creates unified leadership for GreenSky. This leadership structure demonstrates to our business partners and stockholders that GreenSky is under strong leadership and minimizes the potential duplication of efforts among management and the directors. The Board does not have a lead independent director and does not believe that one is necessary in light of GreenSky’s size. The Board believes its leadership structure allows GreenSky to operate efficiently and is in the best interests of the company and its stockholders.

No Executive Loans. We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings. Under our Corporate Governance Guidelines, each director is strongly encouraged to attend each Annual Meeting of Stockholders. This Annual Meeting will be our first annual meeting of stockholders.

Process for Stockholders to Send Communications to the Board. Our Corporate Governance Guidelines provide that stockholders should have the opportunity to send communications to the non-management members of our Board. Any stockholder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Corporate Secretary of GreenSky at our principal executive offices. Each communication should set forth (i) the name and address of the stockholder, as it appears on GreenSky’s books, and if the stockholder’s Class A common stock is held by a nominee, the name and address of the beneficial owner of GreenSky’s Class A common stock and (ii) the number of shares of GreenSky’s Class A common stock owned by such stockholder. The Corporate Secretary, in consultation with appropriate directors as necessary, shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the entire Board.

Policy for Consideration of Director Candidates Recommended by Stockholders. We welcome recommendations for director candidates from stockholders. In order to make a recommendation, a stockholder should submit the following information to the Governance and Nominating Committee of the Board:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•
written confirmation from the candidate that he or she (i) would like to be considered as a candidate and would serve if nominated and elected, (ii) consents to the disclosure of his or her name, (iii) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (iv) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (v) has no plans to change or influence the control of GreenSky;

•
the name of the recommending stockholder as it appears in our books, the number of shares of Class A common stock and Class B common stock that is owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name (if the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references, including contact information; and

•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Governance and Nominating Committee, c/o the Corporate Secretary at our principal executive offices, who will forward it to the chairperson of the committee. The committee does not necessarily respond to stockholder recommendations.

REPORT OF AUDIT COMMITTEE
Notwithstanding anything to the contrary set forth in any of GreenSky’s filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee of the Board is composed of three directors and operates under a written charter adopted by the Board, a copy of which is available on our investor website at investors.greensky.com under the heading “Corporate Governance.” The current members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for GreenSky’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. GreenSky's independent registered accounting firm is responsible for performing an independent audit of GreenSky’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit

Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered accounting firm, nor can the committee certify that the independent registered accounting firm is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered accounting firm on the basis of the information it receives, discussions with management and the independent registered accounting firm and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent registered accounting firm. Management represented to the Audit Committee that GreenSky’s audited consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered accounting firm. The Audit Committee discussed with the independent registered accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

GreenSky’s independent registered accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding that firm’s independence, and the Audit Committee discussed with the independent registered accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in GreenSky’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

John Flynn, Chairman
Gregg Freishtat
Gerald Benjamin

AUDITOR FEES

The Audit Committee has selected PricewaterhouseCoopers LLP (“PWC”) to serve as our independent registered accounting firm for the fiscal year ending December 31, 2019. We first engaged PWC in 2014, and it has served as our principal accounting firm since that date. A representative of PWC is expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the stockholders.

Audit Fees. The aggregate fees billed by PWC for professional services rendered for the audits of our annual consolidated financial statements, comfort letter and diligence procedures required by the underwriters in connection with our IPO, and the reviews of the unaudited consolidated financial statements included in our Form S-1 Registration Statement and quarterly reports on Form 10-Q totaled $1,241,012 for the fiscal year ended December 31, 2018 and $1,023,587 for the fiscal year ended December 31, 2017.

Audit-Related Fees. The aggregate fees billed by PWC related to assurance and similar services totaled $0 for the fiscal year ended December 31, 2018 and $45,275 for the fiscal year ended December 31, 2017. These fees were principally related to the audit of our 401(k) plan, as well as various reimbursable expenses.

Tax Fees. There were no tax fees billed by PWC for the fiscal years ended December 31, 2018 and 2017.
All Other Fees. All Other Fees consist of any fees and expenses for professional services not included in one of the other categories. All Other Fees totaled $900 and $900, respectively, for the fiscal years ended December 31, 2018 and 2017, and consisted entirely of a license to access financial statement disclosure research.

All audit-related services, tax services and other non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by PWC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s outside auditor independence policy provides for pre-approval of audit, audit-related and tax services specifically described by the committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers, consisting of our principal executive officer and our next two most highly compensated executive officers, for the year ended December 31, 2018, were:

•	David Zalik, our Chief Executive Officer and Chairman of our Board;

•	Gerald Benjamin, our Chief Administrative Officer and Vice Chairman; and

•	Tim Kaliban, our President and Chief Risk Officer.

Summary Compensation Table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
David Zalik(4)	2018	500,000	—	—	2,288	502,288
Chief Executive Officer and Chairman	2017	500,000	—	—	1,942	501,942
	2016	500,000	—	—	1,942	501,942
Gerald Benjamin(4)	2018	450,000	—	3,126,793	2,195,102	5,771,895
Chief Administrative Officer and Vice Chairman	2017	450,000	450,000	—	2,305,312	3,205,312
	2016	450,000	—	715,902	94,026	1,259,928
Tim Kaliban	2018	345,000	43,125	—	1,659,677	2,047,802
President and Chief Risk Officer	2017	339,615	—	—	7,443,212	7,782,827
	2016	325,000	—	—	253,915	578,915
____________

(1)	Includes discretionary bonuses granted to certain of our named executive officers as a result of what was viewed as exceptional contributions during the year.

(2)
The amounts shown were computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 11 to the consolidated financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on March 15, 2019.

(3)
The compensation included in the “All Other Compensation” column includes: (a) for Mr. Zalik, 401(k) contributions; (b) for Mr. Benjamin, distributions in respect of GS Holdings equity awards in the amounts of $2,195,102, $2,305,312 and $94,026 in 2018, 2017 and 2016, respectively; and (c) for Mr. Kaliban, (i) distributions in respect of GS Holdings equity awards in the amounts of $1,650,402, $7,433,937 and $244,640 in 2018, 2017 and 2016, respectively, and (ii) 401(k) contributions in the amount of $9,275 in each of 2018, 2017 and 2016.

(4)	Messrs. Zalik and Benjamin also serve on our Board but do not receive any additional compensation for their service as directors.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents information regarding outstanding equity awards, as of December 31, 2018, for each named executive officer.

		Option Awards(1)				Equity Awards(2)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units that have not vested ($)
David Zalik	—	—	—	—	—	—	—
Chief Executive Officer and Chairman
Gerald Benjamin	1/1/2014	695,808(3)	173,952(3)	$1.08	1/1/2024	116,472(3)	$1,114,639
Chief Administrative Officer and Vice Chairman	12/2/2015	—	—	—	—	200,869(4)	$1,922,322
	8/22/2016	—	—	—	—	56,243(5)	$538,250
	3/1/2018	—	—	—	—	262,500(6)	$2,512,125
Tim Kaliban	2/1/2012	2,400,000(7)	—	$0.24	2/1/2022	—	—
President and Chief Risk Officer
____________

(1)	Represents options to acquire shares of GreenSky’s Class A common stock.

(2)
Represents Holdco Units (and an equal number of shares of GreenSky’s Class B common stock), which are exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for an equal number of shares of Class A common stock or cash, at GreenSky’s option. The market value is based on the closing price of GreenSky’s Class A common stock on Nasdaq on December 31, 2018, which was $9.57.

(3)
Subsequent to the grant date, this stock option was capped at $7.60 per share of Class A common stock, and Mr. Benjamin was awarded companion Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) with a threshold price equal to the cap price of $7.60 per unit. This stock option vests at the rate of 20% per year on the anniversary date of the grant, with a remaining vesting date of January 1, 2019. Number of Holdco Units shown represents the amount unvested, with a remaining vesting date of January 1, 2019.

(4)
Number of Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) shown represents the amount unvested, which vest at the rate of 20% per year on the anniversary date of the grant, with remaining vesting dates of December 2, 2019 and December 2, 2020.

(5)
Number of Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) shown represents the amount unvested, which vest at the rate of 20% per year on the anniversary date of the grant, with remaining vesting dates of August 22, 2019, August 22, 2020 and August 22, 2021.

(6)
Number of Holdco Units (and an equal number of shares of GreenSky’s Class B common stock) shown represents the amount unvested, which vest at the rate of 20% per year on the anniversary date of the grant, with remaining vesting dates of March 1, 2019, March 1, 2020, March 1, 2021, March 1, 2022 and March 1, 2023.

(7)	Subsequent to the grant date, this stock option was capped at $7.60 per share of Class A common stock.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan (other than our 401(k) plan) sponsored by us during 2018.

Non-qualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during 2018.

Employment Agreements

We have entered into an employment agreement with David Zalik, our Chief Executive Officer. The material terms of Mr. Zalik’s employment agreement are summarized below. None of our other named executive officers has employment agreements, and none of our executive officers is a party to any stand-alone severance or change in control agreement. For a description of GreenSky's severance arrangements for executive officers, see "—Employee Benefit Plans—GreenSky, Inc. Executive Severance Plan."

We entered into an employment agreement with David Zalik, effective as of September 25, 2014. The agreement provides for an annual salary of $500,000, subject to periodic reviews, and an annual bonus based upon a target bonus of 50% of the annual salary. To date, Mr. Zalik has waived any entitlement to a bonus. The agreement also provides that if Mr. Zalik terminates his employment with our Company for “good reason” (as defined in the agreement) or we terminate his employment “without cause” (as defined in the agreement), he will continue to receive his salary and certain benefits for 24 months and will receive a pro-rated portion of his bonus for the year of termination. The agreement also contains a 12-month non-competition covenant.

Employee Benefit Plans

GreenSky Holdings, LLC Equity Incentive Plan

In January 2009, GreenSky LLC (“GSLLC”) adopted the GSLLC Equity Incentive Plan (the “2009 Plan”). GSLLC amended and restated the 2009 Plan in July 2015 (the “2015 Plan”). In August 2017, GreenSky Holdings, LLC (“GS Holdings”) became the holder of 100% of the outstanding economic interests in GSLLC and GSLLC became wholly owned by GS Holdings. These transactions collectively are referred to as the “2017 Reorganization.” In connection with the 2017 Reorganization, (i) outstanding options to acquire Class A units in GSLLC were equitably adjusted and converted into options to acquire Class A units in GS Holdings and (ii) outstanding profits interests in GSLLC were equitably adjusted through an automatic exchange so that they were converted into profits interests in GS Holdings having the same general terms and conditions as the surrendered profits interests in GSLLC. In connection with the 2017 Reorganization, GS Holdings assumed the 2015 Plan and amended and restated such plan so that it became the GreenSky Holdings, LLC Equity Incentive Plan, which we refer to as the “GS Holdings Plan.”

Immediately prior to our IPO, (i) the operating agreement of GS Holdings was amended and restated to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single class of equity interest titled common membership interests, which we refer to as the “Holdco Units”; (ii) GreenSky issued to each of the continuing GS Holdings members a number of shares of GreenSky’s Class B common stock equal to the number of Holdco Units held by it (other than the Holdco Units that were exchanged in connection with the IPO), for consideration in the amount of $0.001 per share of GreenSky's Class B common stock; (iii) certain Holdco Units were contributed to GreenSky in exchange for shares of GreenSky’s Class A common stock; (iv) options to acquire Class A units of GS Holdings outstanding under the GS Holdings Plan were equitably adjusted to be exercisable for shares of GreenSky's Class A common stock; (v) certain profits interests outstanding under the GS Holdings Plan were converted into shares of GreenSky's Class A common stock, subject to the existing vesting requirements; (vi) certain profits interests outstanding under the GS Holdings Plan were converted into Holdco Units, subject to the existing vesting requirements; and (vii) outstanding warrants to acquire Class A units of GS Holdings were equitably adjusted pursuant to their terms so that they are exercisable for Holdco Units (and an equal number of shares of Class B common stock).

We do not currently expect to grant additional awards under the GS Holdings Plan in the future. To the extent not already vested, the Holdco Units issued with respect to profits interests generally will continue to vest ratably over the original vesting periods of the profits interests (generally five years) provided that the employee remains continuously employed by GreenSky. In addition, provided that the employee remains continuously employed, the Holdco Units will vest in their entirety upon a “sale of the business,” which includes, in general and subject to certain exceptions, any reorganization, merger or consolidation into an independent third party, any acquisition by independent third parties of 50% or more of our Class A common stock on an as converted basis, or the sale of all or substantially all of the assets of GreenSky to an independent third party.

GreenSky, Inc. 2018 Omnibus Incentive Compensation Plan

In connection with our IPO, we adopted the 2018 Omnibus Incentive Compensation Plan, which we refer to as the 2018 Plan. The 2018 Plan covers the grant of awards to employees, consultants and non-employee directors of GreenSky and those of its affiliates, except that incentive stock options only may be granted to employees of GreenSky, Inc. and its subsidiary corporations. Under the terms of the 2018 Plan, an aggregate of 24,000,000 shares of the Class A common stock of GreenSky, Inc. have been authorized for delivery in settlement of awards.

The 2018 Plan permits the grant of any or all of the following types of awards to grantees:

•	stock options, including incentive stock options;

•	stock appreciation rights;

•	restricted stock;

•	deferred stock and restricted stock units;

•	performance units and performance shares;

•	dividend equivalents;

•	bonus shares;

•	other stock-based awards; and

•	cash incentive awards.

GreenSky, Inc. Annual Incentive Plan

In January 2019, our Compensation Committee adopted the GreenSky, Inc. Annual Incentive Plan. The Annual Incentive Plan is designed to reward employees if specified performance goals are achieved, so as to encourage the creation of stockholder value by establishing a direct link between achievement of specified performance goals and the incentive compensation of eligible GreenSky employees.

Designated employees of GreenSky and our affiliates are eligible to earn annual bonuses based on the attainment of previously-established performance goals during the applicable performance period. The Compensation Committee, as the administrator of the Annual Incentive Plan, has the discretion to select the employees who are eligible to participate in the plan, establish the performance goals upon which bonuses may be based and the target and other amounts that may become payable if the applicable performance goals are achieved. Performance goals may be based upon business criteria relating to GreenSky and its affiliates, the individual participants, teams or other business units, or a combination thereof. A participant’s potential bonus award will be determined by a formula, by multiplying the participant’s target bonus (as a percentage of the participant’s annual base salary) by the relevant bonus multipliers (determined based upon the performance goals achieved for the performance period). At the end of each performance period, the Compensation Committee determines the extent to which the applicable performance goals were achieved or exceeded and the actual award payments to be made, although the Compensation Committee retains the discretion to determine amounts to be paid to individual participants that may be greater or less than the formula result.

GreenSky, Inc. Executive Severance Plan

In March 2019, our Compensation Committee adopted the GreenSky, Inc. Executive Severance Plan. The Executive Severance Plan is intended to provide certain severance benefits to members of the Company’s senior executive group if the eligible executive’s employment with GreenSky and its affiliates is terminated (i) by GreenSky other than for cause and other than on the eligible executive’s disability or (ii) by the eligible executive for good reason, each of such events constituting a “covered termination.”

In the event of a covered termination before a change in control or more than 24 months after, in addition to certain accrued vested obligations, the Executive Severance Plan provides for the following payments and benefits to the eligible executives whose employment is terminated in a covered termination:

•
continued base salary, payable no less frequently than monthly, in accordance with the GreenSky’s standard payroll practices, of 24 months for the Chief Executive Officer and 12 months for the other eligible executives;

•
a lump-sum pro-rata bonus for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all eligible executives), payable in the ordinary course; and

•
continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates, for a period of 24 months for the Chief Executive Officer and 12 months for the other eligible executives (subject to earlier termination if the eligible executive is provided similar coverage with a subsequent employer).

In the event the covered termination occurs on or within the 24-month period following a change in control, in addition to certain accrued vested obligations, the Executive Severance Plan provides for the following payments and benefits to the eligible executives whose employment is terminated in a covered termination:

•
continued base salary, payable no less frequently than monthly, in accordance with GreenSky’s standard payroll practices, of 36 months for the Chief Executive Officer and 24 months for the other eligible executives;

•
a lump-sum pro-rata bonus for the year of termination, based on actual performance (but not subject to individual modifiers that are not applicable to all eligible executives), payable in the ordinary course;

•	accelerated vesting of outstanding equity awards (at target for performance-based awards) and certain extensions of the term of outstanding options; and

•
continued health insurance coverage (and other benefits to the extent practicable) at normal active employee rates for a period of 36 months for the Chief Executive Officer and 24 months for the other eligible executives (subject to earlier termination if an eligible executive is provided similar coverage with a subsequent employer).

The Executive Severance Plan does not provide for any gross-up payments if any severance benefits result in the payment by an eligible executive of any excise taxes. In the event that any payment or benefit payable to an eligible executive under the Executive Severance Plan would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits will either be (i) made in full (in which case the eligible executive will pay the excise tax) or (ii) reduced such that the excise tax under Section 280G is not applicable, whichever puts the eligible executive in the best after-tax position.
Other Supplemental Benefits

Our named executive officers are eligible for the following benefits on a similar basis as other eligible employees:

•	health, dental and vision insurance;

•	paid-time-off days;

•	life and accidental death and dismemberment insurance;

•	short-term (voluntary) and long-term disability insurance;

•	health savings account programs;

•	critical, accident and life insurance (voluntary); and

•
401(k) plan, which generally allows employees who satisfy certain eligibility requirements to defer up to 75% of their compensation, within limits established by Internal Revenue Service regulations, with GreenSky having the ability to make matching contributions up to 6% of base compensation.

2018 Director Compensation

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our directors during the fiscal year ended December 31, 2018.

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(2)	Total ($)
Joel Babbit	—	—	—	547,258	547,258
Gregg Freishtat	—	—	—	552,469	552,469
John Flynn	—	—	—	—	—
Nigel Morris	—	—	—	2,041,585	2,041,585
Robert Sheft	—	—	—	—	—
____________

(1)
Messrs. Zalik and Benjamin serve both as executive officers and directors of GreenSky. Their compensation is fully reflected in the Summary Compensation Table above, and they do not receive any additional compensation for their service as directors. Mr. Bacci is not included in the above table because he was appointed to the Board in April 2019.

(2)
The compensation included in the “All Other Compensation” column includes: (i) for Mr. Babbit, distributions in respect of GS Holdings equity awards; (ii) for Mr. Freishtat, distributions in respect of GS Holdings equity awards; and (iii) for Mr. Morris, (a) distributions in respect of beneficially owned GS Holdings equity awards in the amount of $1,538,393, and (b) fees in the amount of $503,192 in connection with finalizing our August 2017 term loan transaction.

For 2018, we did not pay our directors any cash or equity compensation. Effective January 1, 2019, we provide the following compensation to our non-employee directors:

Compensation Component	Amount
Annual Cash Retainer	$60,000
Annual Equity Award	$200,000 in shares of restricted Class A common stock, vesting in full on the one year anniversary of the date of grant
Additional Cash Retainer for Audit Committee Chair	$15,000
Additional Cash Retainer for Compensation Committee Chair	$12,500
Additional Cash Retainer for Governance and Nominating Committee Chair	$9,000
Board Meeting Fees	None

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policy.

Compensation Committee Interlocks and Insider Participation
During 2018, the Compensation Committee consisted of Messrs. Freishtat, Babbit and Flynn. None of the members of the Compensation Committee was a current or former officer or employee of GreenSky or any of our subsidiaries. Gerald Benjamin, our Chief Administrative Officer and Vice Chairman, serves on the board of directors of Narrative Content Group, LLC (“NCG”). Joel Babbit, one of our directors, serves as Chief Executive Officer of NCG. Since Mr. Babbitt has served on GreenSky’s Board, Mr. Benjamin has not participated in any decisions regarding Mr. Babbit’s compensation as an officer of NCG. Except as described above, there were no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement. Other than their participation in the IPO and the related reorganization transactions, none of the members of the Compensation Committee had any relationship requiring disclosure under “Related Party Transactions.”

EQUITY COMPENSATION PLAN INFORMATION
We maintain the 2018 Plan, pursuant to which we may grant awards of (i) incentive and nonqualified stock options; (ii) stock appreciation rights; (iii) restricted stock; (iv) restricted stock units; and (v) other stock or cash-based incentive awards. Outstanding awards under the GreenSky Holdings, LLC Equity Incentive Plan continue to be governed by the terms of such plan until exercised, expired or otherwise terminated or canceled. We do not currently expect to grant any new awards under the GreenSky Holdings, LLC Equity Incentive Plan.

The following table provides information about option awards under the 2018 Plan and the GS Holdings Plan as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options(1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans previously approved by security holders	944,029	$20.22	22,824,141
Equity compensation plans not approved by security holders	7,109,263(2)	$3.26	—(3)
Total	8,053,292	$5.25	22,824,141
____________

(1)
Does not include outstanding shares of previously awarded restricted stock. Further certain options herein were capped at $7.60 per share, such that depending on prevailing market conditions, the number of securities to be issued upon exercise of outstanding options might be less than the total within this table.

(2)	Represents options issued under the GS Holdings Plan. For more information, see "Executive and Director Compensation — Employee Benefit Plans — GreenSky Holdings, LLC Equity Incentive Plan."

(3)	Does not include 2,699,830 Holdco Units remaining available under the GS Holdings Plan. We do not currently expect to grant additional awards under the GS Holdings Plan in the future.

RELATED PARTY TRANSACTIONS
Transactions with Related Persons

Since January 1, 2018, we have engaged in certain transactions with our directors, executive officers and holders of more than 5% of our voting securities and their affiliates, which we collectively refer to as "related persons."

IPO and Related Transactions

In connection with our IPO, we consummated the following transactions with related persons.

Operating Agreement of GS Holdings

GreenSky, Inc. holds a significant equity interest in GS Holdings and is the managing member of GS Holdings. Accordingly, GreenSky, Inc. operates and controls all of the business and affairs of GS Holdings and, through GS Holdings and its operating entity subsidiaries, conducts our business.

In connection with our IPO, the operating agreement of GS Holdings was amended and restated (referred to as the GS Holdings LLC Agreement) to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single new class of membership interests of GS Holdings (referred to as Holdco Units). GS Holdings and GreenSky, Inc. entered into the GS Holdings LLC Agreement with the parties who received Holdco Units in connection with the reorganization transactions, including certain related persons, which we refer to as “Continuing LLC Members.”

Under the GS Holdings LLC Agreement, GreenSky, Inc., as the managing member of GS Holdings, has the right to determine when distributions (other than tax distributions) will be made to holders of Holdco Units in GS Holdings and the amount of any such distributions, subject to limitations imposed by applicable law and contractual restrictions (including pursuant to our credit agreements). If a distribution with respect to Holdco Units is authorized, such distribution will be made to the holders of Holdco Units pro rata based on their holdings of Holdco Units in accordance with their terms. In turn, GS Holdings, which is the managing member of GSLLC, has the right to determine when distributions (other than tax distributions) will be made by GSLLC to GS Holdings and the amount of any such distributions.

Under the terms of the GS Holdings LLC Agreement, all of the Holdco Units are subject to restrictions on disposition.

The holders of Holdco Units in GS Holdings, including GreenSky, Inc., will incur United States federal, state and local income taxes on their respective share of any taxable income of GS Holdings. Net profits and net losses of GS Holdings generally will be allocated to the holders of Holdco Units in GS Holdings (including GreenSky, Inc.) pro rata in accordance with their respective share of the net profits and net losses of GS Holdings. The GS Holdings LLC Agreement provides for cash distributions, which we refer to as “tax distributions,” based on certain assumptions, to the holders of Holdco Units in GS Holdings (including GreenSky, Inc.) pro rata based on their Holdco Units in GS Holdings. Generally, these tax distributions to holders of Holdco Units in GS Holdings will be an amount equal to our estimate of the taxable income of GS Holdings, net of taxable losses, allocable per Holdco Unit in GS Holdings multiplied by an assumed tax rate set forth in the GS Holdings LLC Agreement. Any distributions will be subject to available cash and applicable legal and contractual restrictions.

Exchange Agreement

In connection with our IPO, the Continuing LLC Members, GS Holdings and GreenSky, Inc. entered into the Exchange Agreement under which the Continuing LLC Members (or certain permitted transferees thereof), and any other Exchange Agreement parties will have the right, subject to the terms of the Exchange Agreement, to exchange their Holdco Units (with automatic cancellation of an equal number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustments for certain stock subdivisions (stock splits), combinations, or purchases of our Class A common stock or Holdco Units, or for cash (based on the market price of the shares of our Class A common stock), at our option (such determination to be made by the disinterested members of our Board). As an Exchange Agreement party exchanges Holdco Units for shares of our Class A common stock or cash, at our option, the number of Holdco Units held by GreenSky, Inc. correspondingly increases as we acquire the exchanged Holdco Units, and a corresponding number of shares of our Class B common stock are cancelled.

Purchase of Holdco Units and Redemption of Class A Common Stock

On May 24, 2018, GreenSky, Inc. completed its IPO and received approximately $954.8 million in net proceeds, after deducting underwriting discounts and commissions (but not including other offering costs), which were used to purchase 2,426,198 shares of Class A common stock and 41,273,802 newly-issued Holdco Units at a price per unit equal to the price per share of Class A common stock sold in the IPO, less underwriting discounts and commissions.

The table below sets forth the number of Holdco Units purchased by us from related persons and the number of shares of our Class A common stock redeemed by us from related persons.

Name of Related Person	Number of Holdco Units or Shares of Class A common stock redeemed by us	Aggregate purchase price ($)
5% Stockholders
David Zalik	24,210,211	$528,993,111
Robert Sheft(1)	5,571,623	121,739,964
TPG Growth II Advisors, Inc.	2,766,943	60,457,695

Executive Officers and Directors (other than those already listed above)
Joel Babbit	88,972	1,944,042
Gerald Benjamin	541,475	$11,831,220
Chris Forshay	26,783	585,200
Steven Fox	53,839	1,176,382
Gregg Freishtat	286,373	6,257,242
Tim Kaliban	693,897	15,161,659
Dennis Kelly	101,216	2,211,562
Nigel Morris	602,258	13,159,345
Alan Mustacchi	41,298	902,359
Robert Partlow	122,405	2,674,547
Lois Rickard	46,234	1,010,220
____________

(1)	Mr. Sheft disclaims any interest in 65.85% of these securities.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement whereby we may be required to register under the Securities Act the sale of shares of our Class A common stock (i) issuable to certain of the Continuing LLC Members upon exchange of Holdco Units (and automatic cancellation of shares of our Class B common stock) and (ii) issued to certain pre-IPO equity holders in connection with the reorganization transactions. The registration rights agreement also requires us to make available and keep effective shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, certain of those stockholders have the ability to exercise certain demand registration rights and/or piggyback registration rights in connection with underwritten registered offerings requested by any of such holders or initiated by us.

Tax Receivable Agreement

The Continuing LLC Members may from time to time (subject to the terms of the Exchange Agreement regarding exchange rights) exchange Holdco Units (with automatic cancellation of an equal number of shares of our Class B common stock) for shares of our Class A common stock on a one-for-one basis (subject to adjustment) or for cash (based on the market price of the shares of our Class A common stock), at our option (such determination to be made by the disinterested members of our Board). GS Holdings (and each of its subsidiaries classified as a partnership for federal income tax purposes) made an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), that is effective for 2018 and each subsequent taxable year in which an exchange of Holdco Units (and cancellation of shares of our Class B common stock) for shares of our

Class A common stock occurs. Our purchase of Holdco Units from the exchanging members in connection with our IPO, our acquisition of the equity of certain pre-IPO equity holders, and the exchanges of Holdco Units (and cancellation of shares of our Class B common stock) for shares of our Class A common stock in the future are expected to result, with respect to GreenSky, Inc., in increases in the tax basis of the assets of GS Holdings that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that GreenSky, Inc. would otherwise be required to pay in the future. These increases in tax basis also may decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a Tax Receivable Agreement with various parties, including related persons, that provides for the payment from time to time by GreenSky, Inc. to those parties of 85% of the amount of the benefits, if any, that GreenSky, Inc. realizes or, under certain circumstances (such as a change of control), is deemed to realize as a result of (i) the aforementioned increases in tax basis, (ii) any incremental tax basis adjustments attributable to payments made pursuant to the Tax Receivable Agreement, and (iii) any deemed interest deductions arising from payments made by us under the Tax Receivable Agreement. These payment obligations are obligations of GreenSky, Inc. and not of GS Holdings. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. For purposes of the Tax Receivable Agreement, subject to certain exceptions, the benefit deemed realized by GreenSky, Inc. generally will be computed by comparing the actual income tax liability of GreenSky, Inc. (calculated with certain assumptions) to the amount of such taxes that GreenSky, Inc. would have been required to pay had there been no increase to the tax basis of the assets of GS Holdings as a result of our purchase of Holdco Units from the exchanging members in connection with our IPO, the exchanges of Holdco Units, the merger of certain pre-IPO equity holders in connection with the IPO, and had GreenSky, Inc. not derived any tax benefits in respect of payments made under the Tax Receivable Agreement. The term of the Tax Receivable Agreement continues until all such tax benefits have been utilized or expired, unless we materially breach any of our material obligations under the agreement or elect an early termination of the agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•
the timing of any subsequent exchanges of Holdco Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of GS Holdings at the time of each exchange;

•
the price of shares of our Class A common stock at or around the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of GS Holdings is affected by the price of shares of our Class A common stock at the time of the exchange;

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;

•	the amount and timing of our income—GreenSky, Inc. generally will be required to pay 85% of the deemed benefits as and when deemed realized; and

•	the allocation of basis increases among the assets of GS Holdings and certain tax elections affecting depreciation.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the purchase of Holdco Units from the exchanging members in connection with our IPO, our acquisition of the equity of certain pre-IPO equity holders in connection with the IPO and future exchanges of Holdco Units (and cancellation of shares of Class B common stock) as described above (and assuming such future exchanges occurred on December 31, 2018) would aggregate to approximately $689.7 million over 15 years from December 31, 2018 based on the closing price on December 31, 2018 of $9.57 per share of our Class A common stock. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay the parties to the Tax Receivable Agreement or their permitted assignees approximately 85% of such amount, or approximately $586.3 million, over the 15-year period from December 31, 2018.

Additionally, the Tax Receivable Agreement provides that (1) in the event that we materially breach any of our material obligations under the Tax Receivable Agreement, whether as a result of failure to make any payment, failure to honor any other material obligation required thereunder or by operation of law as a result of the rejection of the agreements in a bankruptcy or otherwise, (2) if, at any time, we elect an early termination of the agreement or (3) upon certain changes of control of GreenSky, Inc., our (or our successor’s) obligations under the agreements (with respect to all Holdco Units, whether or not such units have been exchanged or acquired before or after such transaction) would accelerate and become payable in accordance with the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Additionally, the obligation to make a lump-sum payment upon a change of control may deter potential acquirors, which could negatively affect our stockholders’ potential returns. If we had elected to terminate the Tax Receivable Agreement as of December 31, 2018, based on the closing price of our Class A common stock on December 31, 2018, and a discount rate equal to 5.95% per annum, compounded annually, we estimate that we would have been required to pay approximately $356.4 million in the aggregate under the Tax Receivable Agreement.

Other Related Party Transactions

We lease approximately 82,400 square feet of office space located at 1797 NE Expressway, Atlanta, Georgia from a company owned by David Zalik, our Chief Executive Officer. As of the record date, the base rental rate was $22.83 per square foot, subject to annual increases of 3% at the beginning of each new lease year. The current lease term expires on April 30, 2023. For the three months ended March 31, 2019 and the year ended December 31, 2018, our total rent expenses for such lease were approximately $0.4 million and $1.7 million, respectively.

In August 2017, Nigel Morris, one of our directors, earned fees of approximately $2.6 million in connection with finalizing our August 2017 term loan transaction. These costs were not directly attributable to the term loan and, therefore, were expensed as incurred, rather than deferred against the term loan balance. Of that amount, $1,509,575 was paid during 2017,

$503,192 was paid during 2018, and the remaining $503,192 was set aside for future payment, to QED Fund II, LP., an affiliate of Mr. Morris.

In April 2018, we entered into a client services agreement with LF Search, LLC, pursuant to which we receive certain executive search and recruiting services. For the three months ended March 31, 2019 and the year ended December 31, 2018, we paid aggregate amounts of $0 and $315,000, respectively, for those services. Nigel Morris, one of our directors, is the managing partner of QED Venture Build Partners, LLC, which manages QED Venture Build Fund I, LP, the majority unit holder of LF Search, LLC.

In August 2018, we entered into an agreement with an unrelated third party whereby such party acted as an agent for the sale of certain of our financial assets. In performing these services, the third party agreed to use an affiliate of Gerald Benjamin, our Chief Administrative Officer and Vice Chairman. In December 2018, this agreement was assigned by the third party to such affiliate. For the three months ended March 31, 2019 and the year ended December 31, 2018, we paid aggregate amounts of $99,050 and $206,000, respectively, for these services.

Indemnification Agreements

In May 2018, we entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Since that time, we have entered into similar indemnification agreements with our new directors and executive officers and expect to continue to do so in the future.

Review, Approval or Ratification of Transactions with Related Persons

Under Nasdaq Marketplace Rules, our Audit Committee (or another independent body of our Board) is required to conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis. In accordance with our Audit Committee’s charter, the Audit Committee must review and oversee all related party transactions. For these purposes, a “related party transaction” refers to all transactions for which review or oversight is required by applicable law or Nasdaq rules or that are required to be disclosed in the notes to GreenSky’s financial statements or in GreenSky’s SEC filings.

In addition, all of our employees, officers and directors are required to comply with the Code of Ethics. The Code of Ethics addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, if an employee, officer or director believes a conflict of interest exists or may arise, he or she is required to disclose promptly the existence of the conflict, or potential conflict, to GreenSky's Chief Legal Officer, General Counsel or Audit Committee Chair, who will evaluate the conflict and take the appropriate action, if any, to ensure that our interests are protected.

Following our IPO, there were no transactions that were required to be reported under “—Transactions with Related Persons” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our Class B common stock as of the record date. The information is provided with respect to (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers, as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares of our Class A common stock the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of our Class A common stock subject to options, warrants or other rights to purchase that are currently exercisable or are exercisable within 60 days of the record date (including shares subject to restrictions that lapse within 60 days of the record date) are deemed outstanding for purposes of computing the percentage ownership of the person holding such shares, options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of our Class A common stock, our Class B common stock or our combined voting power, as applicable.

	Shares Beneficially Owned
	Class A Common Stock(1)(2)		Class B Common Stock(1)(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Combined Voting Power
5% Stockholders
David Zalik(3)(4)	—	*	64,431,899	54.1%	51.4%
Robert Sheft and Jeffrey Gold(3)(5)	320,788	*	22,286,495	18.7%	17.8%
Wellington Management Group LLP(6)	3,633,171	5.9%	4,769,294	4.0%	4.1%
TPG Growth II Advisors, Inc.(7)	1,257,977	1.9%	6,083,863	5.1%	5.0%
Pacific Investment Management Company LLC(8)	8,082,485	13.0%	3,074,728	2.6%	3.1%
Marc Stad; Dragoneer Investment Group, LLC(9)	7,747,981	12.5%	—	*	*
Shapiro Capital Management LLC(10)	7,749,860	12.5%	—	*	*

Named Executive Officers and Directors (other than those listed above)
Joel Babbit(11)	360,640	*	199,530	*	*
Arthur Bacci	1,300	*	—	*	*
Gerald Benjamin(12)	1,074,661	1.7%	1,237,563	1.0%	1.1%
John Flynn(13)	—	*	—	*	*
Gregg Freishtat(14)	450,816	*	610,850	*	*
Tim Kaliban(15)	2,553,805	4.0%	1,073,530	*	1.1%
Nigel Morris(16)	78,436	*	2,191,852	1.8%	1.8%
Executive Officers and Directors as a group (17 persons)	6,210,992	9.3%	93,155,445	78.1%	74.5%
____________

(1)	Our Class A common stock entitles holders thereof to one vote per share, and our Class B common stock entitles holders thereof to ten votes per share, voting together as a single class.

(2)
Subject to the terms of the Exchange Agreement, Holdco Units are exchangeable (with automatic cancellation of an equal number of shares of Class B common stock) for shares of our Class A common stock on a one-for-one basis, subject to customary adjustment for certain subdivisions (stock splits), combinations or purchases of Class A common stock or Holdco Units, or for cash (based on the market price of the shares of Class A common stock), at our option (such determination to be made by the disinterested members of our Board). See “Related Party Transactions—IPO and Related Transactions—Exchange Agreement.” Beneficial ownership of Holdco Units is not reflected in this table; however, information concerning ownership of Holdco Units is included in the footnotes below, where applicable. Under the Class A Common Stock columns, the numbers and percentages exclude shares of Class A common stock that may be acquired upon the exchange of Holdco Units and shares of Class B common stock.

(3)	The address of the beneficial owner is c/o GreenSky, Inc., 5565 Glenridge Connector, Suite 700, Atlanta, Georgia 30342.

(4)
Mr. Zalik beneficially owns (i) 51,034,500 Holdco Units and shares of Class B common stock held by Founders Technology Investors, LLC; and (ii) 13,397,399 Holdco Units and shares of Class B common stock held by Financial Technology Investors, LLC. Mr. Zalik is the sole manager of each of Founders Technology Investors, LLC and Financial Technology Investors, LLC.

(5)
Mr. Sheft Beneficially owns (i) 320,788 shares of Class A common stock (including 15,936 shares of restricted stock over which Mr. Sheft has sole voting but no investment power); and (ii) 22,286,495 Holdco Units and shares of Class B common stock held by GS Investment Holdings, LLC. Mr. Sheft’s wife and brother are the members of RS Management Advisors, LLC, which is the Trustee of the Robert Sheft 2012 Trust and the Robert Sheft Dynasty Trust. Those trusts together own 99%, and Mr. Sheft owns 1%, of GS Investment Holdings, LLC. As such, Mr. Sheft has shared investment power over these shares. Pursuant to an agreement between RS Management Advisors, LLC and Jeffrey Gold, Mr. Gold has the right to vote the shares held by GS Investment Holdings, LLC but has no economic interest in these shares.

(6)
Based on GreenSky records and a Schedule 13G/A filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP with the SEC on April 10, 2019. These securities are owned of record by clients of investment advisers directly or indirectly owned by Wellington Management Group LLP (the “Wellington Investment Advisers”). Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of any class of GreenSky’s securities other than Ithan Creek Master Investors (Cayman) L.P. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The address of the beneficial owners is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(7)
Based on a Schedule 13G filed by TPG Growth II Advisors, Inc. (“TPG Advisors”), David Bonderman and James G. Coulter with the SEC on February 13, 2019. TPG Advisors is the general partner of each of (i) TPG Georgia Holdings, L.P. ("TPG Georgia"), which holds 6,083,863 Holdco Units and shares of Class B common stock; and (ii) TPG Growth II BDH, L.P. (together with TPG Georgia, the “TPG Funds”), which holds 1,257,977 shares of Class A common stock. David Bonderman and James G. Coulter are the sole shareholders of TPG Advisors. Because of the relationship between Mr. Bonderman, Mr. Coulter and TPG Advisors, collectively, and the TPG Funds, Mr. Bonderman, Mr. Coulter and TPG Advisors may be deemed to beneficially own these securities to the extent of the greater of their respective direct or indirect pecuniary interests in the profits or capital accounts of the TPG Funds. Each TPG Fund and each of Mr. Bonderman, Mr. Coulter and TPG Advisors disclaims beneficial ownership of these securities, except to the extent of such person’s pecuniary interest therein, if any. The address of the beneficial owners is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(8)
Based on GreenSky records and a Schedule 13G/A filed by Pacific Investment Management Company LLC (“PIMCO”) with the SEC on February 13, 2019. These securities are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. The address of the beneficial owner is 650 Newport Center Drive, Newport Beach, California 92660.

(9)
Based on a Schedule 13G filed by Marc Stad and Dragoneer Investment Group, LLC (“Dragoneer”) with the SEC on January 10, 2019. Mr. Stad and Dragoneer share voting and dispositive power with respect to these securities. Dragoneer is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Mr. Stad is the managing member of Dragoneer. By virtue of these relationships, each of Mr. Stad and Dragoneer may be deemed to share beneficial ownership of these securities. The address of the beneficial owners is One Letterman Drive, Building D, Suite M500, San Francisco, California, 94129.

(10)
Based on a Schedule 13G/A filed by Shapiro Capital Management LLC (“Shapiro”) with the SEC on February 14, 2019. Shapiro has (i) sole power to vote 7,143,250 shares of Class A common stock; (ii) shared power to vote 606,610 shares of Class A common stock; and (iii) sole power to dispose of 7,749,860 shares of Class A common stock. Shapiro is a registered investment adviser under the Investment Adviser Act of 1940, as amended. One or more of Shapiro’s advisory clients is the legal owner of these securities. Pursuant to the investment advisory agreements with its clients, Shapiro has the authority to direct the investments of its advisory clients, and consequently to authorize the disposition of these securities. Shapiro’s clients have the right to receive dividends and proceeds from sales from the securities that it manages, however, no such client has an interest relating to more than 5% of any class of GreenSky’s securities.

(11)
Includes (i) 199,530 Holdco Units and shares of Class B common stock; (ii) capped stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 344,704 shares of Class A common stock at an exercise price of $5.65 per share and a capped value of $7.60 per share; and (iii) 15,936 shares of restricted Class A common stock over which Mr. Babbit has sole voting but no investment power.

(12)
Includes (i) 978,934 Holdco Units and shares of Class B common stock; (ii) 258,629 Holdco Units and shares of Class B common stock held by Benjamin Equity Investments, LLC; (iii) capped stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 869,760 shares of Class A common stock at an exercise price of $1.08 per share and a capped value of $7.60 per share; and (iv) 204,901 shares of restricted Class A common stock over which Mr. Benjamin has sole voting but no investment power.

(13)	John Flynn is a Principal at TPG and has no voting or investment power over, and disclaims beneficial ownership of, the securities beneficially owned by TPG Advisors.

(14)
Includes (i) 177,741 Holdco Units and shares of Class B common stock; (ii) 76,768 Holdco Units and shares of Class B common stock held by an LLP; (iii) 356,341 Holdco Units and shares of Class B common stock held by a trust; (iv) capped stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 434,880 shares of Class A common stock at an exercise price of $1.08 per share and a capped value of $7.60 per share; and (v) 15,936 shares of restricted Class A common stock over which Mr. Freishtat has sole voting but no investment power.

(15)
Includes 956,983 Holdco Units and shares of Class B common stock; (ii) 116,547 Holdco Units and shares of Class B common stock held by Kaliban 2014, LLC; (iii) capped stock options that are currently exercisable or exercisable within 60 days of the record date to purchase 2,400,000 shares of Class A common stock at an exercise price of $0.24 per share and a capped value of $7.60 per share; and (iv) 153,805 shares of restricted Class A common stock over which Mr. Kaliban has sole voting but no investment power. Mr. Kaliban is the sole manager of Kaliban 2014, LLC.

(16)
Nigel Morris’ term as a director expires at the Annual Meeting, and he has decided not to stand for re-election. Includes (i) 2,191,852 Holdco Units and shares of Class A common stock held by QED Fund II, LP and (ii) 15,936 shares of restricted Class A common stock over which Mr. Morris has sole voting but no investment power. QED Fund II, LP is managed by QED Partners II, LLC, of which Mr. Morris is the managing partner.

Changes in Control
There are no arrangements, known to GreenSky, including any pledge by any person of securities of GreenSky or any of its parents, the operation of which may at a subsequent date result in a change in control of GreenSky.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Class A common stock and other equity securities of GreenSky. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2018 fiscal year our insiders complied with all applicable filing requirements, except that Mr. Goldstein made one late filing reporting two transactions, Mr. Gupta made one late filing reporting one transaction and Mr. Forshay made one late filing reporting one transaction.

STOCKHOLDER PROPOSALS
The 2020 Annual Meeting of Stockholders is anticipated to be held in June 2020. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a stockholder intends to be presented at the 2020 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2020 Annual Meeting, must be received by the Corporate Secretary of GreenSky at our principal executive offices no later than January 4, 2020. However, if the 2020 Annual Meeting is held on a date more than 30 days before or after June 6, 2020 (the anniversary date of the 2019 Annual Meeting), stockholder proposals for the 2020 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Stockholder proposals received after this date will be considered untimely under Rule 14a-8.
If a stockholder desires to bring a matter before the meeting that is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in GreenSky’s Amended and Restated Bylaws in order to personally present the proposal at the meeting. One of the procedural requirements is timely notice in writing of the business the stockholder proposes to bring before the meeting. Written notice must be received by the Corporate Secretary of GreenSky no earlier than January

8, 2020 and no later than February 7, 2020. In the event that our 2020 Annual Meeting is 30 days before or after June 6, 2020 (the anniversary date of the 2019 Annual Meeting), the written notice must be delivered or received not later than the close of business on the tenth day following the date public announcement of the meeting date was made.
We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a stockholder’s written notice upon written request to the Corporate Secretary of GreenSky at the address listed above.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E79546-P17308-Z73876

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREENSKY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED UNDER ITEM 1.

	For All	Withhold All	For All Except
1. ELECTION OF CLASS I DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregg Freishtat
02) David Zalik

2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR ALL nominees listed under Item 1.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E79548-P17308-Z73876

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREENSKY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" NOMINEES LISTED UNDER ITEM 1.

	For All	Withhold All	For All Except
1. ELECTION OF CLASS I DIRECTORS	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregg Freishtat
02) David Zalik

2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR ALL nominees listed under Item 1.** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date